Exhibit 5.5
[LETTERHEAD OF TECK COMINCO LIMITED]
August 11, 2008
British Columbia Securities Commission
Toronto Stock Exchange
New York Stock Exchange
United States Securities and Exchange Commission
Dear Sirs:

Re:	Teck Cominco Limited Second Amended and Restated Final Short Form Base Shelf Prospectus Consent of Expert
In connection with the second amended and restated (final) short form prospectus of Teck Cominco Limited (“Teck Cominco”) dated August 11, 2008 (the “Prospectus”), I hereby consent to the use of my name in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Teck Cominco’s material properties, other than Antamina, Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River (the “Estimates”) and to the use of the Estimates, or portions thereof, in the following instances:
(a)	In Teck Cominco’s Annual Information Form dated March 19, 2008 (the “AIF”) under the heading “INDIVIDUAL OPERATIONS — Mineral Reserves and Resources — Mineral Reserves at December 31, 2007”; and

(b)	In the AIF under the heading “INDIVIDUAL OPERATIONS — Mineral Reserves and Resources — Mineral Resources at December 31, 2007”.
I also consent to the use of and reference to my name and references to the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates in the Prospectus and the registration statement on Form F-9 filed with the United States Securities Exchange Commission on August 11, 2008 of Teck Cominco (the “Registration Statement”).
I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimates or that are within my knowledge as a result of the services I have performed in connection with the preparation of the Estimates.
Yours truly,
/s/ Paul C. Bankes, P.Geo.
Paul C. Bankes, P.Geo.